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EX. 21 LIST OF SUBSIDIARIES

                       Your Future Holdings , Inc.
                       1801 Ave. of the Stars, 6th Floor, #6079
                       Los Angeles, California 90067
                       Tel. No. (310) 284-5992

                       Your Future, Inc.
                       7301 Rivers Ave., Suite 260
                       N. Charleston, SC 29406
                       Tel. No. (843) 569-8677